UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of earliest event reported:  November 18, 2008

GRYPHON GOLD CORPORATION (Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	333-127635 (Commission File Number)	92-0185596 (IRS Employer Identification No.)

Suite 810 - 1130 West Pender Street Vancouver, BC V6E 4A4 (Address of Principal Executive Offices) (Zip Code)

(604) 261-2229
(Registrant's Telephone Number, including Area Code)

N/A
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Marvin Kaiser as Director

Effective November 18, 2008, the Registrant’s Board of Directors has appointed Mr. Marvin Kaiser, 67, as a director of the Registrant.

Mr. Kaiser graduated from Southern Illinois University-Carbondale and began his career in the field of public accounting becoming a Certified Public Accountant in 1965. His career in the natural resources industry began in 1969 with Ranchers Exploration and Development Corporation where he held various positions including Chief Financial Officer and Senior Vice President until the company was combined with Hecla Mining Company in 1984. Mr. Kaiser also served as Chief Financial Officer of AMAX Gold, Inc from 1989 until 1993 when AMAX Inc was combined with Cyprus Mining. Subsequent to leaving AMAX, Mr. Kaiser joined The Doe Run Company as Chief Financial Officer. At the time of his retirement from Doe Run in 2006, he held the positions of Executive Vice President and Chief Administrative Officer.

Following his retirement, Mr. Kaiser formed Whippoorwill Consulting, LLC. which provides financial advisory services to the natural resources industry. He presently serves as a director of several publicly traded mining/exploration companies as well as The Southern Illinois University Foundation. "

There are no family relationships between Mr. Kaiser and any of the Registrant’s directors or officers.

Mr. Kaiser was named to the Audit Committee of the Board.

Neither Mr. Kaiser nor any of his family members had any material interest, direct or indirect, in any transaction, or proposed transaction, since the beginning of the Registrant’s last financial year, or in any currently proposed transaction, in which the amount involved in the transaction exceeded or exceeds $120,000.

With respect to Mr. Kaiser’s appointment as a director, the Registrant has granted to Mr. Kaiser 150,000 stock options, priced at the volume weighted average of the company’s stock as quoted by the Toronto Stock Exchange on the five days prior to the date of this resolution (CDN$0.07/Share). These options shall vest as follows: 37,500 immediately, 37,500 Feb 18, 2008, 37,500 May 18, 2008, and the remainder on August 18, 2008. The options will remain open for exercise for a 5-year term from date of grant.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gryphon Gold Corporation
(Registrant)

Dated: November 25, 2008	By: /s/ Michael Longinotti
Michael Longinotti Chief Financial Officer